EXHIBIT 2.1

PURCHASE AND SALE CONTRACT

This Purchase and Sale Contract (“Contract”) is made effective as of April 30, 2026 (the “Closing Date”), by and between Freeman Enclosure Systems, LLC, an Ohio limited liability company (“Buyer”), and Broadwind Heavy Fabrications, Inc., a Wisconsin corporation (formerly known as Tower Tech Systems Inc.) (“Seller”). Each of the Buyer and Seller is hereinafter sometimes individually referred to as a “Party” and collectively they are sometimes referred to as the “Parties”. Upon the terms and conditions hereinafter stated, the Parties hereby agree as follows:

1.    Property. Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer all right, title and interest of Seller in and to the following (collectively, the “Property”), AS IS-WHERE IS as is more particular addressed in Section 10 below but subject to the terms set forth herein:

(a)    That certain parcel of real estate located at 1126 North Arnold Blvd., Abilene, Texas and more particularly described on Exhibit A attached hereto, together with all rights, benefits, privileges, easements, tenements, hereditaments and appurtenances on or with respect to such real estate or in any way appertaining to such real estate (collectively, the “Land”);

(b)    All buildings, structures and other improvements located on the Land and all fixtures attached or affixed, actually or constructively, to the Land or to any such buildings, structures or other improvements (the “Improvements”);

(c)    All goods, equipment (including fire suppression and security equipment), machinery, apparatus, fittings, furniture, furnishings and other personal property owned by Seller and located on the Land or within the Improvements or used in connection with the operation, management or maintenance of the Land or the Improvements (the “Personal Property”) other than the completed or in progress inventory related to the Seller’s Wind Operations and Personal Property used in or produced by the Seller’s PRS Operations set forth and specifically identified as “Excluded” on Schedule 1 (the “Excluded Property”) and other than the paperwork and business records, inventory, and scrap materials (the “Removed Property”) which Buyer and Seller agree will be removed by Seller from the interior of the buildings located on the Land not later than the date of the transfer of possession of the Property at the end of the Lease;

(i)    As used in this Contract, “Wind Operations” means the Seller’s business of producing steel towers and repowering adapters primarily to wind turbine manufacturers conducted on the Property.

(ii)    As used in this Contract, “PRS Operations” means the Seller’s business of manufacturing mobile, modular pressure reducing systems for the compressed natural gas virtual pipeline market conducted on the Property.

(d)    All of the right, title and interest of each Seller in, to and under all, if any, transferable guaranties, warranties and agreements from all contractors, subcontractors, vendors or suppliers regarding their performance, quality of workmanship or quality of materials supplied in connection with the construction, manufacture, development, installation, repair or maintenance of the Improvements, or any component thereof (the “Warranties”);

(e)    To the extent they are transferable, all of the right, title and interest of Seller in, to and under all, if any, certificates, licenses, permits, authorizations, consents and approvals from governmental authorities with respect to (i) the design, development, construction and installation of the Improvements, (ii) vehicular ingress and egress to and from the Land, and (iii) the use, operation and occupancy of the Improvements, including, without limitation, all certificates of occupancy for the Improvements (the “Permits”);

(f)    Any contracts related to the Property with third party service providers that Buyer has agreed to assume (“Assumed Contracts”); and

(g)    To the extent they are transferable, but without any representation or warranty, all right, title and interest of Seller in, to and under all architectural drawings, engineering studies, soils tests, environmental studies, plans and specifications, surveys, site plans, utilities plans and interior design layouts and drawings in any way relating to the Land and/or Improvements in Seller’s possession or control relating to the Improvements (collectively, the “Engineering Product”).

2.    Purchase Price and Terms.

(a)    The purchase price shall be Nineteen Million Five Hundred Thousand and 00/100 U.S. Dollars ($19,500,000.00) (“Purchase Price”), payable by wire transfer at Closing. The Purchase Price shall be allocated among the Land, Improvements and Personal Property in accordance with Section 1060 of the Internal Revenue Code following the Closing Date. Buyer shall, at its sole cost and expense, complete such appraisals, valuations, and cost segregation studies as it deems necessary (the "Valuation Studies") within one hundred fifty (150) days following Closing. Within thirty (30) days thereafter, but no later than one hundred eighty (180) days following Closing, Buyer shall deliver to Seller a proposed allocation, including among Class V assets (land, building, and personal property) (the "Proposed Allocation"). Seller shall have thirty (30) days to provide written notice of any specific objections, including the basis for each objection and Seller's proposed alternative. The parties shall negotiate in good faith to resolve any disputes; provided, however, that if the parties are unable to reach agreement, Buyer shall have final and exclusive authority to determine the allocation. The final allocation determined pursuant to this Section (the "Final Allocation") shall be binding on both parties for all tax purposes, and each party shall file all tax returns, including Form 8594, consistently therewith.

(b)    At the closing, One Million and 00/100 U.S. Dollars ($1,000,000.00) of the Purchase Price (the “Holdback Amount”) shall be deposited in an escrow account with the Title Company to be disbursed to Seller only if Seller timely vacates the Property pursuant to the Escrow Holdback Agreement and the Lease (each as defined below).

3.    Due Diligence and Seller Deliveries.

(a)    Due Diligence. Prior to the date hereof, Buyer has entered unto the Property to perform any investigations (“Due Diligence”) and is satisfied with its evaluation of the physical condition and legal aspects of the Property. Buyer agrees to indemnify and hold harmless Seller from and against any and all claims, actions, lawsuits, judgments, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees), asserted against or incurred by Seller as a result of or in any way related to Buyer’s inspections or any entry upon the Property by Buyer or Buyer’s agents, contractors, employees and any other person acting on Buyer’s behalf prior to Closing; provided, however, that such indemnification and hold harmless obligation shall not apply to: (i) any loss, liability, cost or expense to the extent arising from the fraudulent, negligent or willful acts or omissions of any Seller; (ii) any diminution in value in the Property arising from, or related to, matters discovered by Buyer during its investigation of the Property; (iii) the discovery of any latent defects in the Property by Buyer; and (iv) the discovery of any Hazardous Materials (as defined hereafter) or regulated substances which exist on or under the Property. This indemnification obligation shall survive the Closing of this Contract for a period of one (1) year.

(b)    Seller’s Deliveries. Prior to the date of this Contract, Seller has furnished to Buyer the following items in Seller’s or Seller’s affiliates’ actual possession or control related to the Property (collectively, the “Due Diligence Materials”):

(i)    Copies of all Engineering Product obtained by Seller or in Seller’s possession;

(ii)    Copies of all title insurance policies, title insurance commitments and surveys pertaining to the Property obtained by Seller or in Seller’s possession;

(iii)    Copies of all studies, appraisals, tests, and analyses (including, but not limited to, any and all environmental, engineering and soil tests and analyses) pertaining to the Property obtained by Seller or in Seller’s possession;

(iv)    Copies of all Permits in Seller’s possession or control required by any governmental authorities asserting jurisdiction over the Property in order to lawfully operate the Property for its current use;

(v)    Any unrecorded agreements with governmental or quasi-governmental entities pertaining to the Property, site plans, plats, or development agreements;

(vi)    Any reports, notices, or other documentation pertaining to the compliance or non-compliance of the Property with any applicable laws actually received by Seller during the period of its ownership of the Property; and

(vii)    Copies of any Warranties obtained by Seller or in Seller’s possession.

The seller makes no representation or warranty as to the completeness or accuracy of the Due Diligence Materials or the competence, qualifications or expertise of the consultants which prepared the Due Diligence Materials except as set forth in Section 8 below.

4.    Survey; Evidence of Title; Permitted Exceptions.

(a)    Seller must transfer fee simple title to the Land and Improvements by the Deed (defined below), free and clear of all defects, liens, easements, restrictions, covenants, encroachments and other encumbrances, except: (i) Taxes as defined below, not yet due and payable; (ii) existing streets, highways and utility easements; (iii) zoning ordinances and building codes; (iv) easements, limitations, restrictions and other matters described on Schedule B of the Proforma Policy defined in paragraph (b) below; (v) matters that would be disclosed by an accurate ALTA survey of the Property; and (vi) the Lease (the exceptions in phrases (i), (ii), (iii), (iv), (v), and (vi) are collectively, the “Permitted Exceptions”). Seller shall obtain releases of all mortgages, liens, judgments and other encumbrances of a liquidated nature and an ascertainable monetary amount created by the act or omission of Seller, any agent or contractor of Seller, or any predecessor of Seller. Seller will either pay these amounts so that the liens are released before Closing, or the required amounts may be paid at Closing out of the Purchase Price, so that there are no exceptions to title other than the Permitted Exceptions.

(b)    Prior to the date hereof, Buyer has, at its sole cost and expense, obtained land survey(s) of the Property (“Survey”). Seller has provided to Buyer that certain title commitment GF No. 26-38333 (“Title Commitment”) by Centennial Title, LLC, as agent for Stewart Title Guaranty Company (“Title Company”) and corresponding proforma form of owner’s policy with each endorsement required by Buyer and attached as Schedule 2 hereto ( “Proforma Policy”) for an Owner’s title insurance policy with respect to the Property (“Owner’s Policy”), to be issued by the Title Company on the standard TLTA form, in the amount of the Purchase Price allocated to the Land and Improvements in the aggregate, subject only to the Permitted Exceptions. As a condition to closing hereunder, (i) Seller shall satisfy all requirements of Seller shown within Schedule C of the Title Commitment (the “Seller Requirements”); (ii) Seller shall complete such affidavits and other closing documents as reasonably requested by the Title Company to remove the standard exceptions from the Title Commitment such that the Title Company agrees to issue the Owner’s Policy in the form of the Proforma Policy.

5.    Closing Prorations.

(a)    Prorations. Seller shall provide to Buyer and the Title Company such information and verification as is reasonably necessary to support the prorations under this Section 5. Except as otherwise provided below, the items in this Section 5(a) shall be prorated on a cash basis between Seller and Buyer as of the close of business on the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Buyer. The provisions of this Section 5 shall survive Closing:

(i)    Taxes and Assessments. Real estate taxes, fees and any current or past-due installments of assessments pertaining to the Land and Improvements thereon (collectively, “Real Property Taxes”) shall be prorated as of the Closing Date with Seller providing Buyer with a credit for such Real Property Taxes that are, as of the day prior to the Closing Date, a lien against the Property but not yet due and payable. In addition, Seller shall, on the Closing Date pay any delinquent or currently due and payable Real Property Taxes and interest or penalties thereon. The Parties agree that any taxes, fees, and any installments of assessments pertaining to the Personal Property (collectively, “Personal Property Taxes”) shall be prorated as of the Closing Date between the Parties after the Closing. Buyer shall as of the Closing Date assume and be responsible for paying all Real Property Taxes and Personal Property Taxes which become due and payable on or after the Closing Date. Except as set forth in Section 5(b), Such prorations and credits shall be based on the most recent ascertainable tax rates. If it is determined that any Texas state or local sales or use taxes are owed as a result of the transfer of tangible personal property under this Contract, Buyer and Seller shall each pay fifty percent (50%) of such taxes, and this obligation shall survive the Closing.

(ii)    Receipts. All rents and other receipts from the Property (collectively, “Receipts”) shall, for purposes of this subsection be prorated on a cash basis so that such receipts which are collected prior to the Closing Date by Seller but allocable to the period on and after Closing Date shall be credited to Buyer at Closing. For the avoidance of doubt, all storage costs and fees received by Seller from its Wind Operations and PRS Operations on the Property after the Closing Date shall not be prorated and shall remain solely with Seller.

(iii)    Utilities. Subject to the terms of the Lease, Buyer shall assume the responsibility for paying all amounts due for all utilities serving the Property, including, without limitation, power, gas, water, sewer, telephone, cable and sanitary assessments, as of the Closing Date. Buyer and Seller agree to make any necessary adjustments at or after Closing upon receipt of the applicable utility bills, with the intent that Seller shall be responsible for all utilities used and consumed prior to the Closing Date and Buyer being responsible for all utilities used and consumed during the term of the Closing Date, subject to the terms of the Lease.

(b)    Post-Closing Adjustments. Either Party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment hereunder with respect to Receipts or utilities, provided, however, that such adjustment is claimed by such Party (i) with respect to Real Property Taxes, within ninety (90) days following the Closing, or (ii) with respect to Personal Property Taxes, within ninety (90 days after receipt of the applicable tax statement, tax bill, or other notice of assessment. Notwithstanding the foregoing or anything to the contrary contained herein, (x) any proration involving Real Property Taxes shall be final as of the Closing Date, regardless of any subsequent increase in the tax rates, valuation of the Land and Improvements, or otherwise, and (y) any proration involving Personal Property Taxes shall reflect the actual tax rates and valuation of the Personal Property when the Parties receive the applicable tax statement, tax bill, or other notice of assessment.

6.    Closing. The closing of the transactions contemplated by this Contract (the "Closing") will take place on the Closing Date by escrow through the offices of the Title Company unless otherwise agreed to by both Seller and Buyer.

(a)    Seller’s Closing Obligations. At the Closing, Seller, as applicable, shall execute and deliver into escrow the following items to Title Company and/or Seller, as may be applicable:

(i)    A special warranty deed (the “Deed”) from Seller, in a form attached as Schedule 3 hereto and reasonably approved by Buyer, conveying title to the Land and Improvements in fee simple to Buyer, insurable as required by Section 4(b) above and subject only to the Permitted Exceptions. Such Deed shall provide that Seller will defend the Property against the lawful claims and demands of all persons claiming by, from or under the Seller (other than the Permitted Exceptions), but against no other claims or persons;

(ii)    A bill of sale from Seller, in a form reasonably approved by Buyer and attached as Schedule 4 hereto, conveying the Personal Property to Buyer free and clear of any lien;

(iii)    An assignment and assumption agreement (the “Assignment”), in a form reasonably approved by Buyer and attached as Schedule 5 hereto, assigning to Buyer Seller’s interest in all Warranties, Engineering Product and Assumed Contracts;

(iv)    A copy of Seller’s corporate resolutions, duly certified by the authorized signatory of Seller, authorizing the execution, delivery, and performance of this Contract;

(v)    A certificate of good standing for Seller issued by the Secretary of State of Wisconsin;

(vi)    An affidavit to the effect that Seller is not a “foreign person” within the meaning of Internal Revenue Code Section 1445, including Seller’s tax identification number;

(vii)    A Settlement Statement in the form described in subparagraph (c) of this Section 6;

(viii)    A lease agreement in the form attached hereto as Exhibit B, (the “Lease”) whereby Seller leases the Property from Buyer upon the terms and provision set forth in the Lease;

(ix)    An escrow holdback agreement in the form attached hereto as Exhibit C (the “Escrow Holdback Agreement”) whereby $1,000,000.00 of the sale proceeds are deposited into escrow with the Title Company to be held and released pursuant to the provisions set forth in the Escrow Holdback Agreement; and

(x)    Any other items reasonably required by the Title Company to complete the transaction described in this Contract and allow for the issuance to Buyer of the Owner’s Policy as required under Section 4(b).

(b)    Buyer’s Closing Obligations. At the Closing, Buyer shall execute and deliver the following items to Title Company and/or Seller, as may be applicable:

(i)    A copy of Buyer’s authorizing resolutions or consent, duly certified by the Secretary of Buyer, authorizing the execution, delivery, and performance of this Contract;

(ii)    An original certificate of good standing for Buyer issued by the Secretary of the State of the state in which Buyer is organized;

(iii)    The Assignment;

(iv)    The Lease;

(v)    The Escrow Holdback Agreement;

(vi)    A Settlement Statement in the form described in subparagraph (c) of this Section 6;

(vii)    The entire amount of the Purchase Price, increased or decreased by the net adjustments from or due Buyer, as shown on the Settlement Statement; and

(viii)    Any other items reasonably required by the Title Company to complete the transaction described in this Contract and allow for the issuance to Buyer of the Owner’s Policy as required hereunder.

(c)    Closing Costs. The Title Company shall prepare a “Settlement Statement” showing the following charges, prorations and adjustments: (i) all conveyance fees, documentary stamp fees and transfer taxes will be charged to Seller; (ii) Taxes, Receipts, utilities and security deposits will be prorated and credited as described in Section 5; (iii) any title search fees, title insurance premiums, endorsement charges, recording fees and associated costs shall be charged to Buyer; (iv) the Title Company’s closing fee, which shall be split equally between Buyer and Seller; and (v) any other amounts agreed upon by the parties. Subject to the application of any indemnification provision contained herein, each party shall be responsible for its own legal expenses in connection with this transaction.

7.    Possession. Subject to the interests arising under the Lease, and those matters disclosed in the Title Commitment, exclusive possession of the Property shall be given to Buyer at Closing.

8.    Seller’s Representations, Warranties and Covenants. Seller represents, warrants and covenants as follows as of the date hereof:

(a)    Absence of Claims. Except as set forth on Disclosure Schedule 8(a) attached hereto, to Seller’s actual knowledge, there are no pending lawsuits, or proceedings which relate in any way to the Property, and Seller has not received any written notice of any code violations, claims or investigations which relate in any way to the Property;

(b)    Condemnation. To Seller’s actual knowledge there are no pending condemnation proceedings by any federal, state, or local government entity by which the Property or any portion thereof or interest therein is sought to be obtained;

(c)    Status of Title. Except for those matters disclosed in the Title Commitment or on Disclosure Schedule 8(c) attached hereto, Seller is the owner in fee simple title of the Land, Improvements and Personal Property, free and clear of any and all liens, and any and all leases, charges, joint ownerships, investment interest of third parties or restrictions of any kind, except for (i) liens for property taxes not due and payable,

(ii) deeds of trust, mortgages, pledges or security interests whether of record or not that are to be released at Closing, and (iii) the Lease and certain storage agreements arising out of Seller’s Wind Operations and PRS Operations which Seller will continue under the Lease.

(d)    Other Contracts. Seller has not entered into any other contracts for the sale of the Property which have not been terminated or expired by their terms, and no third party has any right of first refusal or option to purchase all or any portion of the Property;

(e)    Authority. Seller has the authority to enter into this Contract and to sell and convey its applicable portion of the Property to Buyer as provided in this Contract and to carry out Seller’s obligations hereunder on Closing;

(f)    Compliance with Agreements. The execution and delivery of this Contract, the consummation of the transaction herein contemplated and the compliance with the terms of this Contract will not conflict with (with or without notice and/or the passage of time) or result in a breach of any of the terms or provisions of or constitute a default under (i) any indenture, mortgage, or loan agreement to which Seller is a party or by which Seller or the Property is bound, or (ii) to the actual knowledge of Seller, any judgment, order or decree of any court having jurisdiction over Seller or the Property;

(g)    Reports. Seller has delivered or made available to Buyer the Due Diligence Materials required to be delivered pursuant to this Contract. To Seller’s actual knowledge, Seller is not aware of any material information relating to the Property, in Seller’s possession or control, that has not been so delivered or made available to Buyer and that Seller believes a reasonably prudent purchaser of real property would deem material to its evaluation of the Property;

(h)    Labor. Except pursuant to Seller’s continued operations under the Lease, Seller has paid or will pay in full all bills and invoices for labor and material of any kind arising from the ownership, operation, management, repair, maintenance, or leasing of the Property as of the Closing Date, and to Seller’s actual knowledge, there are no actual or potential mechanic’s lien or other claims outstanding or available to any party in connection with the ownership, operation, management, repair, maintenance, or leasing of the Property as of the Closing Date;

(i)    No Foreign Ownership. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code;

(j)    Rights of Tenants. Except as disclosed on the Title Commitment or Disclosure Schedule 8(j) attached hereto, the Property is not subject to any rights of possession or other tenancies, other than the Lease and certain storage agreements arising out of Seller’s Wind Operations and PRS Operations which Seller will continue under the terms of the Lease;

(k)    Third Party Agreements. Except as provided on Disclosure Schedule 8(k) or the Assumed Contracts, Seller has not contracted for any services or employment and has made no commitments or obligations therefor which will bind Buyer as a successor in interest with respect to the Property;

(l)    Sale Brokerage Commissions. No commissions or other fees are due to any real estate broker or other third party as a result of the sale of the Property; and

(m)    Hazardous Wastes. Except as may be set forth in the Due Diligence Materials or the environmental reports obtained by Buyer in connection with its Due Diligence of the Property, to the Seller’s actual knowledge, no toxic or hazardous material or waste limited or regulated by any governmental or quasi-governmental authority (collectively, “Substances”), including, but not limited to, asbestos, polychlorinated biphenyls, petroleum products and substances regulated under any federal, state or local environmental statute, law, order, ordinance, regulation, rule, requirement or right or remedy existing under common law or in equity (collectively, the “Statutes and Laws”) shall have been or, as of the Closing Date as a result of any Seller action, shall be, located, released (within the meaning of 42 U.S.C. § 9601(22)), stored, treated, generated, transported to or from, disposed of (within the meaning of 42 U.S.C. § 6903(3)) or allowed to escape on the Property beyond the limits permitted by Statues and Laws, including, without limitation, the surface and subsurface waters of the Property. Except as may be set forth in the Due Diligence Materials provided to the Buyer in accordance with Section 3(c) above, or in the environmental reports obtained by Buyer in connection with its Due Diligence of the Property, to the Seller’s actual knowledge, no ASTs or USTs are located on the Property or previously were located on the Property and subsequently removed or filled. Except as may be set forth in the Due Diligence Materials provided to the Buyer in accordance with Section 3(c) above, or in the environmental reports obtained by Buyer in connection with its Due Diligence of the Property, to the Seller’s actual knowledge, no portion of the Property has been used in the past for waste treatment, storage, or disposal beyond the limits permitted by Statutes and Laws. Except as may be set forth in the Due Diligence Materials provided to the Buyer in accordance with Section 3(c) above, to the Seller’s actual knowledge, no investigation, administrative or judicial order, governmental notice of noncompliance or violation, remediation action plan, consent order and agreement, administrative proceeding, civil or criminal litigation or settlement under Statutes and Laws or with respect to Substances, ASTs or USTs is proposed, threatened, anticipated or in existence with respect to the Property.

(n)    People Matters: During the period from the Closing Date to the Possession Date (as defined in the Lease), the Seller shall, in addition to the covenants set forth elsewhere in this Contract, on a mutually agreeable date that the Seller determined does not interfere with the Seller’s ongoing Wind Operations facilitate one or more meetings at the Property between Buyer and the employees of Seller who work at the Property (other than the employees employed in the Seller’s PRS Operations identified in Disclosure Schedule 8(n), each, an “Excluded PRS Employee”) for the purposes of Buyer making offers of employment to such employees, in Buyer’s sole discretion; and Seller shall not discourage any of Seller’s employees from accepting employment offers from Buyer for terms of Employment that commence after the termination of the Lease.

(o)    As used in this Contract, the phrase “Seller’s actual knowledge” or similar phase means only the actual, current, and conscious knowledge, without inquiry (not constructive or implied knowledge of Eric Blashford and Thomas Ciccone, without independent investigation or verification. Buyer acknowledges that the individual named above is named solely for the purpose of limiting the scope of Seller’s knowledge and not for the purpose of imposing any liability or duties upon such individual. Buyer shall not bring any action of any kind against Seller’s Representative related to or arising out of Seller’s representations provided above or otherwise.

Unless any other duration is expressly specified herein or therein, all representations, warranties and covenants of Seller contained in this Contract or any of Seller’s closing deliveries (other than the Deed and the Lease) shall be true on and shall survive the Closing Date and the delivery of the Deed provided for herein until the later of (a) the ninetieth (90th) day following the Closing Date, or (b) the Possession Date. Notwithstanding the terms of Section 10 below, Seller indemnifies and holds Buyer harmless from and against any and all loss, liability, damage, injury, cost, expense (including reasonable fees and expenses of attorneys, experts and consultants) and claims of any kind or nature provided, however, in no event shall Seller have any liability for special, incidental, indirect, exemplary, punitive, speculative or consequential damages, including without limitation, loss of profits or revenue, loss of business opportunity, interference with business operations, loss of tenants, lenders, investors, purchasers, diminution in value of the Property, or inability to use the Property, or any right of rescission (“Losses”) which may be paid, incurred, or asserted against Buyer in connection with or in any way (whether directly or indirectly) arise out of or relate to any material misrepresentation or breach of representation in this Contract or any of Seller’s closing deliveries (other than the Deed and the Lease). This indemnity will survive the termination of this Contract for any reason for a period of ninety (90) days, despite any other apparently contrary provision of this Contract. Seller’s liability for Losses for breach of any one or more of the representations set forth in this Contract or any of Seller’s closing deliveries (other than the Deed and the Lease) shall be limited to $2,000,000 in the aggregate, and Buyer shall first pursue a title claim under its Owner’s Policy for a breach of any representation that relates to title (if any) before pursuing a claim for Losses against Seller (and during the pendency of any such pursuit, the survival period for purposes of this paragraph only shall be tolled with respect to the particular representation that relates to such title matter). All of the representations of Seller contained in this Contract or any of Seller’s closing deliveries shall automatically be deemed modified to reflect items provided to Buyer in Seller’s Due Diligence Materials.

9.    Buyer’s Representations, Warranties and Covenants. Buyer represents, warrants and covenants as follows, each and every one of which shall be true and accurate as of the date hereof:

(a)    Authority. Buyer has the authority to enter into this Contract and to purchase the Property from Seller as provided in this Contract and to carry out the applicable Buyer’s obligations hereunder on Closing;

(b)    No Foreign Ownership. Neither Buyer nor any person or entity having any interest in Buyer is a “foreign person”.

(c)    Compliance with Agreements. The execution and delivery of this Contract, the consummation of the transaction herein contemplated and the compliance with the terms of this Contract will not conflict with (with or without notice and/or the passage of time) or result in a breach of any of the terms or provisions of or constitute a default under (i) any indenture, mortgage, or loan agreement to which Buyer is a party or by which Buyer is bound, or (ii) to the actual knowledge of Buyer, any judgment, order or decree of any court having jurisdiction over Buyer.

(d)    People Matters. All representations and covenants of Buyer contained in this subsection 9(d) shall survive the Closing Date and the delivery of the Deed provided for herein until the Possession Date. Buyer intends to offer employment to substantially all of the employees of the Seller who work at the Property, other than the Excluded PRS Employees. During the period from the Closing Date to the Possession Date, the Buyer shall, in addition to other covenants set forth in the Contract:

(i)    Not, and shall cause each of such Buyer’s Affiliates not to, directly or indirectly, except as facilitated by the Seller as described in Subsection 8(n), above, solicit for employment any Seller employee that remains in the employ of Seller or any of its affiliates, or induce or encourage any such employee to leave the employ of Seller or any of its affiliates or induce or encourage any such employee to leave the employ of Seller or any of its affiliates for a period of 18 months after the date of this Contract;

(ii)    Not, and it shall cause each of its Affiliates not to, directly or indirectly, hire any Excluded PRS Employee that remains in the employ of Seller or any of its affiliates as of the Closing Date for a period of 18 months after the date of this Contract.

(iii)    Nothing contained in this Contract or any other document contemplated hereby or thereby, will confer upon any Seller employee or any other present or former Seller employee any rights or remedies of any nature or kind whatsoever under or by reason of this Contract or any other document contemplated hereby or thereby, including any right to employment or continued employment or to any compensation or benefits that may be provided, directly or indirectly, under any Buyer benefit plans, nor will anything contained in this Contract or any other document contemplated hereby or thereby constitute a limitation on or restriction against the right of Buyer to amend, modify or terminate any benefit plan or any other benefit or compensation plan, policy or arrangement. Nothing in this Contract or any shall be construed to modify, amend or establish any employee benefit plan, program or arrangement or in any way affect the ability of the parties hereto to modify, amend or terminate any of its employee benefit plans, programs or arrangements. This subsection 9(d)(iv) is not intended to, and shall not be construed to, confer upon any person other than the parties to this Contract any rights or remedies hereunder.

Unless any other duration is expressly specified herein or therein, all representations, warranties and covenants of Buyer contained in this Contract or any of Buyer’s closing deliveries (other than the Lease) shall be true on and shall survive the Closing Date and the delivery of the Deed provided for herein until the later of (a) the ninetieth (90th) day following the Closing Date or (b) the Possession Date. Buyer indemnifies and holds Seller harmless from and against any and all Losses, provided, however, in no event shall Buyer have any liability for special, incidental, indirect, exemplary, punitive, speculative or consequential damages, including without limitation, loss of profits or revenue, loss of business opportunity, interference with business operations, loss of tenants, lenders, investors, purchasers, diminution in value of the Property, or inability to use the Property, or any right of rescission which may be paid, incurred, or asserted against Seller in connection with or in any way (whether directly or indirectly) arise out of or relate to any material misrepresentation or breach of representation in this Contract or any of Buyer’s closing deliveries (other than the Lease). This indemnity will survive the termination of this Contract for any reason for a period of ninety (90) days, despite any other apparently contrary provision of this Contract. Buyer’s liability for Losses for breach of any one or more of the representations set forth in this this Contract or any of Buyer’s closing deliveries (other than the Lease) shall be limited to $2,000,000 in the aggregate.

10.“    As Is” Sale; Release of Claims.

(a)     Except as expressly provided in this Contract to the contrary, at Closing, Buyer shall be deemed to have accepted the Property “AS-IS” in its existing condition. Buyer acknowledges that it is relying solely upon the results of its Due Diligence to satisfy itself as to the condition of the Property and the Property’s suitability for development, and that Seller makes no representations or warranties with respect thereto except as specifically provided in this Contract.

(b)    BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH ABOVE AND THOSE CONTAINED IN THE DEED TO BE PROVIDED AT CLOSING, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST, PRESENT OR FUTURE, OF, AS TO, CONCERNING OR WITH RESPECT TO THE PHYSICAL CONDITION OF THE PROPERTY, ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING, WITHOUT LIMITATION, WARRANTIES, REPRESENTATIONS OR GUARANTEES WITH RESPECT TO (I) THE QUALITY, CHARACTER, OR CONDITION OF THE PROPERTY (INCLUDING THE PRESENCE OF ANY SUBSTANCES ON, AT, IN, UNDER, ABOVE OR EMANATING TO OR FROM THE PROPERTY, OR ANY USE OF SUBSTANCES ON OR ABOUT THE PROPERTY), WHETHER LATENT OR PATENT, (II) MERCHANTABILITY, HABITABILITY, UTILITY, TENANTABILITY, WORKMANSHIP, OPERATIONS, STATE OF MAINTENANCE OR REPAIR, (III) COMPLIANCE WITH FEDERAL, STATE, LOCAL OR OTHER APPLICABLE STATUTES, CODES, RULES, REGULATIONS, ORDINANCES OR OTHER LAWS, OR WITH BUILDING OR USE RESTRICTIONS, ZONING ORDINANCES OR OTHER GOVERNMENTAL, REGULATORY OR INDUSTRY STANDARDS, INCLUDING, BUT NOT LIMITED TO, STATUTES AND LAWS, (IV) FITNESS FOR A PARTICULAR USE, (V) WITH RESPECT TO THE VALUE, PROFITABILITY OR MARKETABILITY OF ANY PART OF THE PROPERTY, (VI) TITLE, POSSESSORY RIGHTS, USE RESTRICTIONS, TAX CONSEQUENCES, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OR LAND USE OR ZONING ENTITLEMENTS, (VII) SAFETY, (VIII) PLUMBING, SEWER, HEATING, VENTILATING, AIR CONDITIONING, MECHANICAL, ELECTRICAL, LIFE-SAFETY, ALARM OR OTHER SYSTEMS, ROOFING, FOUNDATIONS, SEISMIC HAZARD ZONES, FLOOD HAZARD ZONES, WETLANDS, SHORELANDS, WATER SOURCES OR QUALITY, SOILS AND GEOLOGY, (IX) LOT OR PARCEL SIZE OR ACREAGE, (X) WITH RESPECT TO APPLICABLE LAW AND ORDINANCES, AND/OR (XI) WITH RESPECT TO ANY OF THE PERMITTED EXCEPTIONS. ADDITIONALLY, BUYER ACKNOWLEDGES THAT NO PERSON ACTING ON BEHALF OF SELLER IS AUTHORIZED TO MAKE, AND BY EXECUTION HEREOF BUYER ACKNOWLEDGES THAT NO PERSON HAS MADE, ANY OTHER REPRESENTATION, AGREEMENT, STATEMENT, WARRANTY, GUARANTY OR PROMISE REGARDING THE PROPERTY OR THE TRANSACTION CONTEMPLATED HEREIN; AND NO SUCH REPRESENTATION, WARRANTY, AGREEMENT, GUARANTY, STATEMENT OR PROMISE IF ANY, MADE BY ANY PERSON ACTING ON BEHALF OF SELLER SHALL BE VALID OR BINDING UPON SELLER UNLESS EXPRESSLY SET FORTH HEREIN. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT HAVING BEEN GIVEN THE OPPORTUNITY TO INSPECT THE PROPERTY, BUYER IS RELYING SOLELY ON ITS OWN INVESTIGATION OF THE PROPERTY AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER EXCEPT FOR THOSE REPRESENTATIONS, WARRANTIES AND COVENANTS MADE BY SELLER HEREIN.

(c)    Except for a breach of the express representations set forth in Section 10(b) above and those covenants contained in the Deed and the Lease, Buyer for itself, and its officers, directors, equity holders, parents, subsidiaries, affiliates, partners, agents, contractors, , brokers, employees, attorneys, invitees, licensees and representatives (collectively, the “Releasors”), hereby releases Seller, its parents, subsidiaries and affiliates, and each of their respective past and present officers, directors, equity holders, parents, subsidiaries, affiliates, partners, agents, contractors, brokers, employees, attorneys, representatives, successors and/or assigns (collectively, the “Seller Parties”), of and from any and all Losses which are in any way connected with, based upon, related to or arising out of any of the following: whether now existing or hereafter arising: (i) the presence of any Substances on, at, in, under, above or emanating from the Property or any part thereof, or any use of Substances on or about the Property or any part thereof; (ii) any violation by or relating to the Property or any part thereof (or the ownership, use, condition, occupancy or operation thereof), or by the Buyer or any other persons or entities, of any Laws and Statutes; (iii) any investigation, inquiry, order, hearing, action or other proceeding by or before any governmental agency or any court in connection with any of the matters referred to in clauses (i) or (ii) above; (iv) any failure to provide accurate or complete disclosures or other notice including any disclosures or notices required pursuant to any Laws and Statutes or other applicable laws, rules, regulations or ordinances; (v) the condition of the Property, (vi) the failure of the Property to comply with any laws or meet any standards, (vii) all those matters referenced above in (i) thru (xi) of Section 10(b) above, and (viii) any other matter or thing in any way related to the Property (collectively, the “Released Matters”); provided, however, the Released Matters shall not include any claim Buyer may have against Seller after Closing (x) for Damages under Section 9 hereof as and to the extent permitted thereunder, (y) under the Deed, or (z) under the Lease.

11.    Certificate of Occupancy or Transfer. Any certificate of occupancy, inspection or any other approval or permit necessary for Buyer’s use of the Property after the Possession Date shall be the responsibly of the Buyer. Seller shall cooperate in good faith with Buyer’s efforts to obtain any necessary approvals or permits.

12.    Attorney’s Fees. If suit is brought by with Party to enforce and interpret any provision of this Contract, the prevailing Party shall be entitled to collect from the other Party its reasonable attorney’s fees and other litigation costs.

13.    Written Notice. Any notice required or permitted under this Contract shall be in writing and deemed to have been given upon: (a) the third day following transmission if sent by certified mail, postage prepaid, return receipt requested to the address(es) listed below; (b) the next day following transmission if sent by any nationally recognized overnight courier service (e.g., Federal Express) to the address(es) listed below; (c) the date of delivery if given by hand delivery to the applicable party; or (d) the date of delivery if sent by email to the address(es) listed below, provided that a copy of such notice must also be sent in the manner prescribed under (a) or (b) above on or before the next business day following such email transmission. Either party may amend its notice address by providing written notice to the other party in accordance with this paragraph.

Buyer:         Freeman Enclosure Systems, LLC

c/o IES Holdings, Inc. 13131 Dairy Ashford Rd., Suite 500

Sugarland, TX 77478

Attn: Mary K. Newman, General Counsel

Telephone: [REDACTED]

Email: [REDACTED]

Seller: Broadwind Heavy Fabrications, Inc.

c/o Broadwind, Inc.,

3240 S. Central Ave.

Cicero, IL 60804

Attn: Thomas Ciccone

Email: [REDACTED]

Title Company: Centennial Title, LLC

2 Village Drive, Suite 101

Abilene, Texas 79606

Attn: Nicholas Arrott II

Email: [REDACTED]

14.    Assignment. Buyer shall not transfer or assign its rights or obligations under this Contract to any third party without the prior written consent of Seller, which consent may be withheld for any reason or no reason at all. Notwithstanding the foregoing, no assignment or transfer shall release or relieve the assignor from its obligations under this Contract. This Contract and all the terms and conditions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

15.    Brokers. Buyer and Seller each represent and warrant to the other that no person or entity is entitled to claim a commission in connection with this Contract and Seller and Buyer each indemnify and hold the other harmless against claims made by any real estate broker, salesperson or other consultant claiming entitlement to a commission by virtue of representing his, her or its interests.

16.    Sole Contract. The parties agree that no oral or implied agreement exists with respect to the sale of the Property. Any amendments to this Contract shall be made in writing, signed by both parties and copies shall be attached to the original Contract. This Contract shall be binding upon the parties, their respective heirs, assigns and successors. The invalidity or unenforceability of any provision of this Contract shall not affect or impair the validity of any other provision or term.

17.    Counterparts. This Contract and the signatures on this Contract may be transmitted by PDF format via email. PDF format copies of signatures, DocuSign signatures and other electronic signatures shall be deemed to constitute original signatures and PDF format copies of this Contract (or counterparts of this Contract containing the signatures of each the parties) shall be deemed to constitute a single, enforceable agreement.

18.    Confidentiality. Parties shall comply with the Nondisclosure Agreement, dated May 13, 2024, between IES Holdings, Inc. (an affiliate of Buyer) and Broadwind, Inc. (an affiliate of Seller).

19.    Governing Law. This Contract shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

[Remainder of page left blank; signature page follows]

IN WITNESS WHEREOF, Buyer and Seller have hereby executed this Contract as of the dates written below.

Buyer:

FREEMAN ENCLOSURE SYSTEMS, LLC,
an Ohio limited liability company

By:         IES INFRASTRUCTURE SOLUTIONS, LLC,
         a Delaware limited liability company

Its:         Sole Member

By:         /s/ Michael Rice

Name:         Michael Rice

Title:         President

Seller:
BROADWIND HEAVY FABRICATIONS, INC., a Wisconsin corporation By: /s/ Eric Blashford Name: Eric Blashford Its: President

Exhibit A

Legal Description of the Land

Property situated in the County of Taylor, State of Texas, described as follows:

Tract 1: Lot 304, Block A, Replat of Lots 204 and 205, Block A, Five Points Business Park to the City of Abilene, Taylor County, Texas, as shown by Plat recorded in Plat Cabinet No. 4, Slide No. 157, Plat Records, Taylor County, Texas.

Tract 2: Lot 303, Block B, FIVE POINTS BUSINESS PARK, a Replat of Lots One through 3, Block A, and Lot 3, Block C, Final Plat of Five Points Business Park together with Lot 101, Block C, Five Points Business Park, City of Abilene, Taylor County, Texas, as shown by Plat recorded in Plat Cabinet 4, Slide 116, Plat Records, Taylor County, Texas.

Schedules

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